EXHIBIT 16
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                              [S.L. Lee Letterhead]



November 16, 2001

United States Securities and Exchange Commission
Washington, D.C. 20549


Dear Sir or Madam:

I have reviewed the Registrant's statements made in this Form 8-K, and am in agreement.

Please contact us if you have any questions.


Thank You,

/s/ S.L. Lee, C.P.A.

                          [Yartz & Rabalais Letterhead]





November 16, 2001

United States Securities and Exchange Commission
Washington, D.C. 20549


Dear Sir or Madam:

Our firm has been retained by the audit committee of Spectrasource Corporation (the Company) as its independent auditor as of November 16, 2001.

I have reviewed the Company's Form 8-K dated November 27, 2001 and do not disagree with any statements made within.

It is my understanding that the change of independent auditors is not due to any disagreements between the Company and the former independent auditors on any matters of accounting principles or practices, financial statement disclosures, audit scope or modifications due to uncertainty.

Please contact us should you require any further information.


Thank you.

/s/ Eric Yartz, C.P.A.